EXHIBIT 99.1

Establishment Labs Reports Fourth Quarter and Full Year 2019 Financial Results

March 16, 2020
NEW YORK -- Establishment Labs Holdings Inc. (NASDAQ: ESTA), a medical technology company focused on women’s health, initially in the breast aesthetics and reconstruction market, today announced its financial results for the fourth quarter and full year ended December 31, 2019.
Fourth Quarter and Recent Business Highlights

•	Full-year 2019 worldwide sales of $89.6 million, representing a 46.3% increase year-over-year

•	Fourth quarter 2019 worldwide sales of $24.2 million, an increase of 47.9% year-over-year, and another quarter of record performance

•	In January 2020, completed an over-subscribed public offering of 2,628,571 common shares, raising gross proceeds of approximately $69.0 million

•	U.S. development timeline for Pre-Market Authorization (PMA) submission to FDA is on track

•	Achieved a significant milestone with the one millionth Motiva® implant in market

•	On March 24, 2020, the U.S. Patent & Trademark Office will issue a key patent protecting its proprietary implant surface technology that can reduce the risk of complications due to tissue irritation
“We are, like everybody around the world, extremely concerned with the humanitarian and economic crises caused by the spread of Covid-19, and we are dedicated to protecting the health and safety of our employees, patients, plastic surgeons and international distributors. While we continue to monitor the situation closely, we are pleased to have entered 2020 with significant sales momentum. In lieu of providing full year guidance at this time due to Covid-19, we are providing some visibility to our first quarter results by announcing that we anticipate revenue in the range of $23 - $25 million. The very nature of our industry has prepared our management team to be agile through challenging and unexpected situations, and we are operating at our very best in such an unprecedented time,” said Juan José Chacón Quirós, Chief Executive Officer of Establishment Labs.
“The successful financing that we recently completed provides us with a healthy cash position. During the fourth quarter of 2019, our cost to fund operations was just $4 million, down from $10.9 million the quarter before. With the uncertainty of Covid-19, we have done a full review of our 2020 budget and have the ability to access a number of levers to reduce, reallocate, or suspend our expenditures as necessary. With our cash position and healthy gross margins, we are in a position to take the necessary steps to come out of this period stronger than others in our industry,” concluded Mr. Chacón-Quirós.
Establishment Labs also today announced that the U.S. Patent & Trademark Office will soon issue to the Company a key patent protecting its proprietary implant surface technology. That patent, U.S. Patent No. 10,595,979, will issue on March 24, 2020. The ‘979 patent covers breast implant surface architectures that can reduce the risk of complications due to tissue irritation. It epitomizes the Company’s dedication to improving patient safety and post-operative outcomes by advancing technology.
Fourth Quarter and Full Year 2019 Financial Results
Revenues increased $7.8 million, or 47.9%, to $24.2 million for the fourth quarter of 2019, as compared to $16.4 million in the same period in 2018. For the full year 2019, revenues increased $28.4 million, or 46.3%, to $89.6 million, as compared to $61.2 million for the full year 2018. The increase was primarily driven by double digit growth in the Company’s direct markets, along with strong performance in distributor markets.
Gross profit for the fourth quarter was $16.4 million, or 67.8% of revenues, compared to gross profit of $9.9 million, or 60.2% of revenues, in the fourth quarter of 2018. Gross profit for the year ending December 31, 2019 was $54.9 million, or 61.3% of revenues, compared to gross profit of $36.1 million, or 59.0% of revenues for the full year 2018. The increase in gross margin percentage was driven primarily by increased volumes and cost savings delivered by the

Company’s manufacturing operations team. The company’s gross profit percentage was negatively impacted by 4% during the year due to amortization related to the fair value of inventory recorded from asset acquisitions from distributors in Q4 2018.
Total operating expenses for the fourth quarter of 2019 were $20.8 million, an increase of 12.3% compared to $18.5 million in the fourth quarter of 2018. For the full year ended December 31, 2019, total operating expenses were $85.8 million, an increase of $25.8 million, compared to operating expenses of $60.0 million in the same period in 2018.
SG&A expenses increased $2.3 million, or 15.5%, to $17.1 million in the fourth quarter 2019 from $14.8 million in the fourth quarter of 2018. For the full year 2019, SG&A expenses increased $23.5 million, or 49.7%, to $70.8 million from $47.3 million in 2018. The increase in SG&A was primarily due to an increase in personnel costs as a result of the hiring of additional sales personnel, higher commissions, consulting and marketing expenses.
R&D expenses were approximately flat at $3.6 million for the fourth quarter in comparison to the year ago period. R&D expenses for the full year 2019 increased $2.3 million, or 18.2%, to $15 million from $12.7 million in 2018. The increase in R&D expenses is primarily attributable to the Company’s IDE clinical trial in the US.
Net loss for the fourth quarter of 2019 was $5.5 million, as compared to a net loss of $10.5 million in the same period in 2018. Net loss for the full year ended December 31, 2019, was $38.1 million, as compared to a net loss of $21.1 million in the same period in 2018.
The Company’s cash balance as of December 31, 2019 was $37.7 million. Subsequent to the end of the fourth quarter, the Company raised gross proceeds of approximately $69.0 million through an underwritten public offering of common stock.
Cash used in operations was $4.0 million and $30.0 million for the fourth quarter and full year 2019, respectively, in comparison to $8.5 million and $33.9 million for the fourth quarter and full year 2018, respectively.
First Quarter 2020 Revenue Outlook
Given the challenges and uncertainties posed by the ongoing global Covid-19 pandemic, the Company will not be providing full-year revenue guidance at this time. At this time, the Company anticipates first quarter revenue will be in a range of $23.0 to $25.0 million. Assuming a more normalized business environment prevails at the time of the Company’s first quarter 2020 financial results conference call in May, the Company will provide formal full-year guidance at that time.
Conference Call
Establishment Labs will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss its financial results. The conference call can be accessed by dialing (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (international) and using the conference ID: 13699020. In addition, the webcast will be available on the Investor Relations section of the Company's website at www.establishmentlabs.com.
The webcast will be available for 30 days following the call on the Investor Relations section of the Company's website at www.establishmentlabs.com.
About Establishment Labs
Establishment Labs Holdings Inc. (NASDAQ: ESTA) is a global medical technology Company focused on women’s health, initially in the breast aesthetics and reconstruction market, by designing, developing, manufacturing and marketing an innovative portfolio of silicone gel-filled breast implants, branded as Motiva Implants®, the centerpiece of the MotivaImagine® platform. Motiva Implants® are produced at our two manufacturing sites that are compliant with ISO13485:2016, FDA 21 CFR 820 under the MDSAP program, and are currently commercially available in over 80 countries through exclusive distributors or the Company’s direct salesforce. In March 2018, Establishment Labs received approval for an investigational device exemption (IDE) from the FDA and initiated the Motiva Implant®

clinical trial in the United States in April 2018. In addition to Motiva Implants®, Establishment Labs’ product and technologies portfolio includes the Divina ® 3D Simulation System, MotivaImagine® Centers and other products and services. Please visit the website for additional information: www.establishmentlabs.com.
Forward – Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release, and includes statements related to the expected growth in sales of Motiva Implants®, product development, and the PMA clinical trial currently being conducted to obtain approval of Motiva Implants® in the U.S. Any statements that refer to projections of our future financial or operating performance, anticipated trends in our business, our goals, strategies, focus and plans, and other characterizations of future events or circumstances, including statements expressing general optimism about future operating results, are forward-looking statements. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution investors that any forward-looking statements presented in this report, or that we may make orally or in writing from time to time, are expressions of our beliefs and expectations based on currently available information at the time such statements are made. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Although we believe that our assumptions are reasonable, we cannot guarantee future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the Company’s annual report on Form 10-K filed on March 16, 2020, quarterly reports on Form 10-Q, and other filings made by the Company with the Securities and Exchange Commission. The risks included in those documents are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are not undertaking any obligation to update any forward-looking statements. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Year Ended December 31,
	2019	2018
	(unaudited)
Revenue	$89,565	$61,208
Cost of revenue	34,704	25,090
Gross profit	54,861	36,118
Operating expenses:
Sales, general and administrative	70,811	47,295
Research and development	14,991	12,687
Total operating expenses	85,802	59,982
Loss from operations	(30,941)	(23,864)
Interest income	4	16
Interest expense	(8,696)	(8,814)
Change in fair value of derivative instruments	3,052	15,894
Change in fair value of contingent consideration	276	(1,727)
Other income (expense), net	(1,205)	(2,388)
Loss before income taxes	(37,510)	(20,883)
Provision for income taxes	(640)	(215)
Net loss	$(38,150)	$(21,098)

Basic and diluted loss per share	$(1.86)	$(1.22)
Weighted average outstanding shares used for basic and diluted net loss per share	20,541,528	17,350,705

ESTABLISHMENT LABS HOLDINGS INC.
Consolidated Balance Sheets
(In thousands, except share data)

	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash	$37,655	$52,639
Accounts receivable, net of allowance for doubtful accounts of $1,026 and $926	22,767	17,648
Inventory, net	28,660	24,845
Prepaid expenses and other current assets	6,757	4,303
Total current assets	95,839	99,435
Long-term assets:
Property and equipment, net of accumulated depreciation	16,418	12,913
Goodwill	465	465
Intangible assets, net of accumulated amortization	3,441	3,445
Other non-current assets	368	315
Total assets	$116,531	$116,573
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,366	$6,239
Accrued liabilities	10,677	6,125
Other liabilities, short term	2,199	4,083
Total current liabilities	23,242	16,447
Long-term liabilities:
Note payable, Madryn, net of debt discount and issuance costs	48,142	22,322
Madryn put option	3,072	4,768
Other liabilities, long term	2,461	3,551
Total liabilities	76,917	47,088
Shareholders’ equity:
Total shareholders’ equity	39,614	69,485
Total liabilities and shareholders’ equity	$116,531	$116,573

Investor Relations Contact
Jeremy Feffer
LifeSci Advisors, LLC
212-915-2568
jeremy@lifesciadvisors.com